Exhibit 24.1

SoftBrands, Inc.
Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George Ellis, Randy Tofteland and David Latzke, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the issuance of shares of common stock of SoftBrands, Inc. pursuant to the SoftBrands, Inc. 2001 Stock Incentive Plan, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the date indicated.

Signature	Title	Date
/S/ GEORGE H. ELLIS	Chief Executive Officer and Chairman (principal	July 27, 2005
George H. Ellis	executive officer)

/S/ RANDAL B. TOFTELAND	Director, President and Chief Operating Officer	July 27, 2005
Randal B. Tofteland
/s/ DAVID G. LATZKE	Senior Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)	July 27, 2005
David G. Latzke

/S/ DANN V. ANGELOFF	Director	July 27, 2005
Dann V. Angeloff

/S/ W. DOUGLAS LEWIS	Director	July 15, 2005
W. Douglas Lewis

/S/ ELAINE WETMORE	Director	July 28, 2005
Elaine Wetmore

/S/ JEFFREY J. VORHOLT	Director	July28, 2005
Jeffrey J. Vorholt